Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS First QUARTER 2018 RESULTS

—Reports Earnings of 67 Cents per Diluted Share—

SANTA ANA, Calif., April 26, 2018 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the first quarter ended March 31, 2018.

Current Quarter Highlights

•	Total revenue of $1.3 billion, down 1 percent compared with last year
•	Title Insurance and Services segment pretax margin of 8.6 percent
•	Purchase revenues up 8 percent compared with last year
-	Average revenue per order up 6 percent
-	Closed orders per day up 1 percent
•	Commercial revenues of $152.9 million, up 5 percent compared with last year
•	Specialty Insurance segment total revenues up 3 percent, with a pretax margin of 8.7 percent
•	Debt-to-capital ratio of 17.4 percent as of March 31, 2018
•	Cash flow from operations of $43.2 million, compared with $6.1 million last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Total revenue	$1,297.4	$1,317.0
Income before taxes	93.1	83.9

Net income	$76.2	$58.3
Net income per diluted share	0.67	0.52

Total revenue for the first quarter of 2018 was $1.3 billion, a decline of 1 percent relative to the first quarter of 2017. Net income in the current quarter was $76.2 million, or 67 cents per diluted share, compared with net income of $58.3 million, or 52 cents per diluted share, in the first quarter of 2017. Net realized investment losses in the current quarter were $5.7 million, or 4 cents per diluted share, compared with net realized losses of $0.1 million last year. This quarter’s effective tax rate of 18.2 percent includes a benefit of $4.7 million, or 4 cents per diluted share, related to stock-based compensation. In the first quarter of 2017, stock-based compensation also reduced the effective tax rate due to the impact of a $2.4 million benefit, or 2 cents per diluted share.

“The year is off to a strong start, with the company achieving a pretax title margin of 8.6 percent in the first quarter,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Revenue growth in our purchase and commercial businesses largely offset the impact of the downward trend in refinance transactions. We benefited from our continued focus on operating efficiency and from higher investment income driven by the rise in short-term interest rates.

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First American Financial Reports First Quarter 2018 Results

“As we approach the peak of the spring selling season, we remain optimistic about the outlook for 2018. Given the ongoing economic expansion and current trends in the housing market, we expect further revenue growth in our purchase business. Our commercial business has a healthy pipeline of activity and we will continue to benefit from rising investment income.

“Longer term, First American is well positioned in the marketplace, with a strong balance sheet and ample financial flexibility to take advantage of strategic growth opportunities. We are focused on growing our core title and settlement business and leveraging our unique assets, such as our data, technology and bank, to provide innovative solutions to our customers.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	March 31,
	2018	2017
Total revenues	$1,185.5	$1,202.9

Income before taxes	$102.4	$98.2
Pretax margin	8.6%	8.2%

Direct open orders	254,500	259,600
Direct closed orders	173,600	191,300

U.S. Commercial
Total revenues	$152.9	$146.3
Open orders	31,500	31,400
Closed orders	19,000	19,200
Average revenue per order	$8,100	$7,600

Total revenues for the Title Insurance and Services segment during the first quarter were $1.2 billion, down 1 percent compared with the same quarter of 2017. Direct premiums and escrow fees were up 3 percent compared with the first quarter of 2017, driven by a 13 percent increase in the average revenue per direct title order that was largely offset by a 9 percent decline in the number of direct title orders closed. The growth in the average revenue per direct title order to $2,303 was primarily attributable to the shift in the order mix to higher-premium residential purchase and commercial transactions, the increase in the average revenue per commercial order, and higher residential real estate values. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were down 8 percent in the current quarter as compared with last year, primarily due to the decline in refinance activity.

Information and other revenues were $186.0 million this quarter, up 3 percent compared with the same quarter of last year. Higher revenues from recent acquisitions were partly offset by lower revenues from the company’s centralized lender business, largely due to the decline in refinance and foreclosure activity.

Investment income was $41.4 million in the first quarter, up $14.8 million, or 56 percent, primarily due to the increase in short-term interest rates that drove higher interest income in the company’s

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First American Financial Reports First Quarter 2018 Results

investment portfolio and cash balances. Net realized investment losses totaled $3.8 million in the current quarter, compared with losses of $0.2 million in the first quarter of 2017.

Personnel costs were $393.6 million in the first quarter, an increase of $8.8 million, or 2 percent, compared with the same quarter of 2017. This increase was driven by personnel costs associated with recent acquisitions. In addition, higher incentive compensation expenses were offset by lower employee benefit costs, and temporary labor and severance costs.

Other operating expenses were $190.9 million in the first quarter, up $7.6 million, or 4 percent, compared with the first quarter of 2017. The increase was primarily driven by the impact of recent acquisitions and a net increase in spending across a number of expense categories.

The provision for policy losses and other claims was $38.5 million in the first quarter, or 4.0 percent of title premiums and escrow fees, unchanged from the first quarter of 2017. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Pretax income for the Title Insurance and Services segment was $102.4 million in the first quarter, compared with $98.2 million in the first quarter of 2017. Pretax margin was 8.6 percent in the current quarter, compared with 8.2 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	March 31,
	2018	2017
Total revenues	$113.4	$110.3

Income before taxes	$9.9	$10.0
Pretax margin	8.7%	9.1%

Total revenues for the Specialty Insurance segment were $113.4 million in the first quarter of 2018, an increase of 3 percent compared with the first quarter of 2017. The home warranty business results benefited from lower claim frequency. While the company’s property and casualty business experienced higher than expected claim losses in the quarter, primarily due to higher severity, the overall loss ratio for the segment declined to 56.6 percent. However, due to $1.8 million in net realized investment losses, the pretax margin was 8.7 percent, compared with 9.1 percent in the first quarter of last year.

Teleconference/Webcast

First American’s first quarter 2018 results will be discussed in more detail on Thursday, April 26, 2018, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through May 10, 2018,

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First American Financial Reports First Quarter 2018 Results

by dialing 201-612-7415 and using the conference ID 13678579. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and wealth management services. With total revenue of $5.8 billion in 2017, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2018, First American was named to the Fortune 100 Best Companies to Work For® list for the third consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; failures at financial institutions where the company deposits funds; changes in applicable laws and government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; process automation; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports First Quarter 2018 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, success ratios and an adjusted tax rate. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports First Quarter 2018 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Total revenues	$1,297,388	$1,317,043

Income before income taxes	$93,065	$83,880
Income taxes	16,893	25,811
Net income	76,172	58,069
Less: Net loss attributable to noncontrolling interests	(55)	(213)
Net income attributable to the Company	$76,227	$58,282

Net income per share attributable to stockholders:
Basic	$0.68	$0.52
Diluted	$0.67	$0.52

Cash dividends declared per share	$0.38	$0.34

Weighted average common shares outstanding:
Basic	112,232	111,179
Diluted	113,035	111,822

Selected Title Insurance Segment Information
Title orders opened(1)	254,500	259,600
Title orders closed(1)	173,600	191,300
Paid title claims	36,625	51,008

(1) U.S. direct title insurance orders only.

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First American Financial Reports First Quarter 2018 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	March 31,	December 31,
	2018	2017
Cash and cash equivalents	$1,176,618	$1,387,226
Investments	5,549,036	5,378,303
Goodwill and other intangible assets, net	1,229,404	1,212,918
Total assets	9,546,789	9,573,222
Reserve for claim losses	1,021,346	1,028,933
Notes and contracts payable	731,454	732,810
Total stockholders’ equity	$3,470,535	$3,479,955

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First American Financial Reports First Quarter 2018 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
March 31, 2018	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$543,878	$434,152	$109,726	$—
Agent premiums	527,714	527,714	—	—
Information and other	188,658	186,023	2,901	(266)
Net investment income	42,792	41,401	2,588	(1,197)
Net realized investment losses	(5,654)	(3,823)	(1,831)	—
	1,297,388	1,185,467	113,384	(1,463)
Expenses
Personnel costs	413,642	393,626	18,752	1,264
Premiums retained by agents	416,637	416,637	—	—
Other operating expenses	218,480	190,849	19,417	8,214
Provision for policy losses and other claims	100,580	38,480	62,100	—
Depreciation and amortization	29,747	28,117	1,592	38
Premium taxes	16,014	14,389	1,625	—
Interest	9,223	985	—	8,238
	1,204,323	1,083,083	103,486	17,754

Income (loss) before income taxes	$93,065	$102,384	$9,898	$(19,217)

Three Months Ended		Title	Specialty	Corporate
March 31, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$527,009	$421,959	$105,050	$—
Agent premiums	574,582	574,582	—	—
Information and other	182,509	180,035	2,739	(265)
Net investment income	33,040	26,616	2,329	4,095
Net realized investment (losses) gains	(97)	(244)	147	—
	1,317,043	1,202,948	110,265	3,830
Expenses
Personnel costs	407,137	384,836	17,263	5,038
Premiums retained by agents	453,926	453,926	—	—
Other operating expenses	215,402	183,271	17,285	14,846
Provision for policy losses and other claims	102,388	39,861	62,527	—
Depreciation and amortization	30,147	28,552	1,551	44
Premium taxes	15,448	13,848	1,600	—
Interest	8,715	409	—	8,306
	1,233,163	1,104,703	100,226	28,234

Income (loss) before income taxes	$83,880	$98,245	$10,039	$(24,404)

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First American Financial Reports First Quarter 2018 Results

First American Financial Corporation
Consolidated Net Realized Investment (Losses) Gains
(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2018		2017
	Amount	Per Share	Amount	Per Share
Change in fair value of equity securities held(1)	$(6,976)	$(0.05)	N/A	N/A
Other net realized investment gains (losses)	1,322	0.01	(97)	(0.00)
Net realized investment losses	$(5,654)	$(0.04)	$(97)	$(0.00)

(1) Beginning in the first quarter of 2018, the company adopted new accounting guidance, which requires investments in equity securities to be measured at fair value, with changes in fair value recognized through net income rather than through the balance sheet as previously recognized.

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First American Financial Reports First Quarter 2018 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Total revenues	$1,185,467	$1,202,948
Less: Net realized investment losses	(3,823)	(244)
Net investment income	41,401	26,616
Premiums retained by agents	416,637	453,926
Net operating revenues	$731,252	$722,650

Personnel and other operating expenses	$584,475	$568,107
Ratio (% net operating revenues)	79.9%	78.6%
Ratio (% total revenues)	49.3%	47.2%

Change in net operating revenues	$8,602
Change in personnel and other operating expenses	16,368
Success Ratio(1)	190%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports First Quarter 2018 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q118	Q417	Q317	Q217	Q117
Open Orders per Day
Purchase	2,027	1,686	2,156	2,313	1,977
Refinance	1,173	1,239	1,379	1,319	1,236
Refinance as % of residential orders	37%	42%	39%	36%	38%
Commercial	509	489	495	506	507
Default and other	380	321	387	544	468
Total open orders per day	4,089	3,734	4,417	4,681	4,187

Closed Orders per Day
Purchase	1,313	1,550	1,724	1,718	1,298
Refinance	850	1,035	985	910	1,030
Refinance as % of residential orders	39%	40%	36%	35%	44%
Commercial	306	333	309	324	310
Default and other	330	376	384	390	448
Total closed orders per day	2,800	3,294	3,402	3,342	3,085

Average Revenue per Order (ARPO)
Purchase	$2,356	$2,389	$2,336	$2,319	$2,215
Refinance	936	962	928	907	912
Commercial	8,059	9,508	9,024	8,589	7,617
Default and other	282	203	230	201	238

Total ARPO	$2,303	$2,411	$2,298	$2,294	$2,035

Business Days	62	62	63	64	62

(1) U.S. operations only.

Totals may not add due to rounding.

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